Exhibit 99

News Release

www.northerntrust.com

NORTHERN TRUST NAMES FREDERICK H. WADDELL CHIEF

EXECUTIVE OFFICER

CHICAGO, October 16, 2007 — William A. Osborn (60), chairman and chief executive officer of Northern Trust Corporation, announced today his plans to step down as chief executive officer on January 1, 2008. Mr. Osborn, who has served as chief executive officer since June of 1995, will remain as chairman of the board, a position he has held since October 1995. Northern Trust’s Board of Directors has approved a succession plan whereby on January 1, 2008, Frederick H. “Rick” Waddell (54), will become chief executive officer in addition to his current position as president.

“It has been an honor to serve over 12 years as chief executive officer,” said Osborn. “This announcement is being made now to allow adequate time for me to continue to work with Rick to assure a successful transition. Northern Trust is uniquely positioned within the global financial services landscape, and the board and I are confident in the strength of Rick’s experience and leadership. We believe he is ideally suited to continue Northern Trust’s growth and take full advantage of the global opportunities that lie ahead.”

“I am honored and excited to have been selected to assume the role of chief executive officer, and to lead a talented and experienced management team,” said Waddell. “We are fortunate that Bill has given us a strong and solid foundation upon which we can continue to build. We thank Bill for his leadership, dedication, and hard work, and we look forward to his continuing contributions as chairman.”

Waddell, who holds a B.A. degree from Dartmouth College and an M.B.A. from Northwestern University, joined Northern Trust in 1975. He has served as president and chief operating officer since February of 2006, and was president of the Corporate and Institutional Services business unit from 2003 until 2006. From 1994 until 2003, he led Northern Trust’s Wealth Management Group. From 1991 until 1994, he was Executive Vice President for Northern Trust Bank of California, with responsibility for the Los Angeles and Westwood offices. During the 1980s, he was responsible for Corporate Strategic Planning and Corporate Marketing, and held various positions of responsibility and management in the Corporation’s Commercial Banking division. Waddell is currently Chairman of the Board of Trustees of the Kohl Children’s Museum of Greater Chicago, and serves on the Board of Trustees of The Art Institute of Chicago.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a multibank holding company based in Chicago, has a growing network of 85 offices in 18 U.S. states and has international offices in 13 locations in North America, Europe and the Asia-Pacific region. As of June 30, 2007, Northern Trust had assets under custody of US$4 trillion, and assets under investment management of US$766.5 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining high-touch service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.

Contacts:

Richard Jurek, Public Relations

(312) 444-5281

or

Beverly Fleming, Investor Relations

(312) 444-7811